Exhibit 99





                                 FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                        CONTACT
January 9, 2006                                              Mary K. Waters
                                                             202-872-7700



                              Farmer Mac Announces
                    Offering of $500 Million of Agricultural
                   Mortgage-Backed Guaranteed Notes Due 2011

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A), announced today the offering of $500 million of Guaranteed Notes by the newly-created Farmer Mac Guaranteed Notes Trust 2006-1. The Notes will be collateralized by an obligation of Metropolitan Life Insurance Company ("Metropolitan Life") that is, in turn, collateralized by Farmer Mac-eligible agricultural real estate mortgage loans. Farmer Mac fully and unconditionally guarantees the timely payment of interest and principal on the Notes.

     This transaction is a product of Farmer Mac's ongoing diversification of its marketing focus to include large program transactions that emphasize high asset quality, with greater protection against adverse credit performance and commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in marginal returns on equity equal to or better than its current net return on equity, as discussed in Farmer Mac's Form 10-Q for third quarter 2005.

     The Notes will be offered, under Rule 144A of the Securities Act of 1933, only to U.S. and non-U.S. qualified institutional buyers. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

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